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                                                           EXHIBIT 5.1


                [Letterhead of Wildman, Harrold, Allen & Dixon]




                                  July 12, 1999

PCQuote.com, Inc.
300 South Wacker Drive
Chicago, IL  60606

                 RE:  REGISTRATION OF 8,912,500 SHARES OF COMMON STOCK

Ladies and Gentlemen:

         We have acted as counsel to PCQuote.com, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-1, filed by the Company with the Securities and Exchange Commission (the "Commission") on June 9, 1999 (the "Registration Statement"). The Registration Statement relates to the proposed sale of up to 8,912,500 shares of the Company's Common Stock, $.01 par value per share (the "Shares") pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into among the Company, a selling stockholder and the underwriters as described in the Registration Statement. Pursuant to the Registration Statement and the Underwriting Agreement, the Company is selling up to 6,187,500 of such Shares and a selling stockholder is selling up to 2,725,000 of such Shares.

         We have examined such matters of law and such documents, corporate records and other matters as we deemed necessary for the purpose of rendering this opinion, including the Company's Certificate of Incorporation, the Company's By-Laws, the Registration Statement pursuant to which the Shares are to be registered under the Securities Act of 1933, as amended (the "Act"), and records of corporate proceedings.

         We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

         Based upon the foregoing, it is our opinion that upon the execution and delivery of the

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PC Quote, Inc.
August 12, 1999
Page 2

Underwriting Agreement by the Company and the selling stockholder, (i) up to 6,187,500 shares to be offered and sold by the Company, when sold, issued and delivered against payment as provided in the Underwriting Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and (ii) up to 2,725,000 Shares of the Company to be offered and sold by the selling stockholder pursuant to the Underwriting Agreement will be duly authorized, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                Very truly yours,

                                /s/ Wildman, Harrold, Allen & Dixon
                                -----------------------------------
                                WILDMAN, HARROLD, ALLEN & DIXON